EXHIBIT INDEX

Exhibit
 Number           Description of Document

 11         Computation of Earnings Per Common Share

 12         Computation of Ratios of Earnings to Fixed Charges
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                                                                     Exhibit 11
                       TRIMAS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Thousands, Except Per Share Amounts)

                                           Three Months Ended
                                                March 31,
                                            1994          1993
Primary:

      Net income                          $10,830        $8,420
      Preferred stock dividend
        requirement                                      (1,750)

      Earnings available for common
        stock                             $10,830        $6,670

      Weighted average common shares
        outstanding                        36,644        28,867
      Dilution of stock options               396           264

      Weighted average common and
        common equivalent shares
        outstanding after assumed
        exercise of options                37,040        29,131

      Primary earnings per common share      $.29          $.23

Fully diluted:

      Net income                          $10,830        $8,420
      Add after tax convertible
        debenture related expenses            920

      Net income as adjusted              $11,750        $8,420

      Weighted average common shares
        outstanding                        36,644        28,867
      Dilution of stock options               396           281
      Addition from assumed conversion
        of convertible preferred stock                    7,778
      Addition from assumed conversion
       of convertible debentures            5,083

      Weighted average common and
        common equivalent shares
        outstanding on a fully diluted
        basis                              42,123        36,926

      Fully diluted earnings per common
        share                                $.28          $.23(A)



(A) Assumed conversion of potentially dilutive securities has no effect on the primary earnings per share calculation.
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